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                       AMENDMENT TO SUB-ADVISORY AGREEMENT

        This Amendment to the Sub-Advisory Agreement ("Amendment") dated April 30, 2003, entered into as of May 1, 2005, is by and between Delaware Management Company, a series of Delaware Management Business Trust, a Delaware statutory trust (the "Adviser") and Fidelity Management & Research Company, a Massachusetts corporation (the "Sub-Adviser").

        WHEREAS, Adviser and Sub-Adviser have entered into the Sub-Advisory Agreement ("Agreement") with respect to the Equity-Income Fund ("Fund"), a series of Lincoln Variable Insurance Products Trust; and

        WHEREAS, Adviser and Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee; and

        WHEREAS, the Sub-Adviser does not intend to reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and

        WHEREAS, the Adviser does not intend to reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment and has obtained approval of the revised fee schedule from the Board of Trustees of the Fund.

        NOW THEREFORE, in consideration of the foregoing premises, the mutual promises set forth below, and other good and valuable consideration, the parties agree as follows:

1. Section 3 of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

        3. COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER

                The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses born by the Sub-Adviser pursuant to Section 1, a fee, computed and paid at the annual rate of:

                0.48% on the first $250,000,000
                0.43% on the next $500,000,000
                0.38% on the excess over $750,000,000

        Such fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee

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        shall be payable for each month within ten (10) business days after the end of such month."

2. Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall consist of one and the same instrument.

        IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date set forth above.

                                      DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust

                                      By:    /s/ Jude T. Driscoll
                                             -----------------------------------
                                      Name:  Jude T. Driscoll
                                      Title: President & Chief Executive Officer

                                      FIDELITY MANAGEMENT & RESEARCH COMPANY

                                      By:    /s/ Philip Bullen
                                             -----------------------------------
                                      Name:  Philip Bullen
                                      Title: Senior Vice President

Accepted and Agreed to By:

EQUITY-INCOME FUND,
a series of Lincoln Variable Insurance
Products Trust

By:    /s/ Rise C. M. Taylor
       -------------------------------------
Name:  Rise C. M. Taylor
Title: Vice President